** Certain information in this exhibit (as indicated by “[  ]”) has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because (i) it is not material and (ii) it would likely cause competitive harm if publicly disclosed. **

Exhibit 10.2

NINTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS NINTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated this 11th day of June, 2019 (the “Ninth Amendment Effective Date”), by and among FUELCELL ENERGY, INC. (“FuelCell”) and each of its Qualified Subsidiaries, including VERSA POWER SYSTEMS, INC. and VERSA POWER SYSTEMS LTD. (collectively, the “Borrower”), the several banks and other financial institutions or entities a party to this Amendment (collectively, “Lender”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent for itself and Lender (in such capacity “Agent”). Capitalized terms used herein without definition shall have the meanings given to them in the Loan Agreement (as defined below).

BACKGROUND

A.            Borrower, Agent and Lender are parties to that certain Loan and Security Agreement dated as of April 14, 2016, (as amended as of September 5, 2017, October 27, 2017, March 28, 2018, August 29, 2018, December 19, 2018, February 28, 2019, March 29, 2019 and May 8, 2019, and as may be further amended, restated or modified from time to time, the “Loan Agreement”).

B.            Borrower has requested that Agent and Lender agree to certain amendments to the Loan Agreement, and Agent and Lender have agreed to such request, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of foregoing premises and intending to be legally bound hereby, the parties hereto agree as follows:

TERMS

1.             CONFIRMATION OF BACKGROUND. Borrower hereby ratifies, confirms and acknowledges that the statements contained in the foregoing Background are true and complete in all respects and that the Loan Agreement (as amended by this Amendment) and all of the other Loan Documents are valid, binding and in full force and effect as of the Ninth Amendment Effective Date and fully enforceable against Borrower and its assets in accordance with the terms thereof.

2.             GENERAL ACKNOWLEDGEMENTS. Borrower hereby acknowledges and agrees as follows:

(a)           As of June 11, 2019, the Secured Obligations, including, without limitation, the Term Loan in the outstanding principal amount no less than $20,903,331.10, plus accrued interest, fees, costs and charges are each owing to the Lender in accordance with the terms of the Loan Documents;

(b)           Neither this Amendment nor any other agreement entered in connection herewith or pursuant to the terms hereof shall be deemed or construed to be a compromise, satisfaction, reinstatement, accord and satisfaction, novation or release of any of the Loan Documents or any rights or obligations thereunder, or a waiver by Lender or Agent of any of its rights under the Loan Documents or at law or in equity;

(c)           Except as specifically provided herein, neither this Amendment nor any other agreement executed in connection herewith or pursuant to the terms hereof, nor any actions taken pursuant to this Amendment or such other agreement shall be deemed to cure or waive any events of default which may exist, or hereafter exist, under the Loan Documents, or of any rights or remedies in connection therewith or with respect thereto, it being the intention of the parties hereto that, except as otherwise set forth herein, the obligations of Borrower with respect to the Loan Documents are and shall remain in full force and effect;

(d)           Except as specifically provided herein, all liens, security interests, rights and remedies granted to the Agent in the Loan Documents are hereby renewed, confirmed and continued, and shall also secure the performance by Borrower of its obligations hereunder; and

(e)           Borrower acknowledges and agrees that it does not have any defense, set-off, counterclaim or challenge against the payment of any sums owing under the Loan Documents, or the enforcement of any of the terms or conditions thereof.

3.             AMENDMENTS TO THE LOAN AGREEMENT. The Loan Agreement shall be amended as follows, effective as of the Ninth Amendment Effective Date:

(a)           New Definitions. The following definitions are added to Section 1.1 of the Loan Agreement in their proper alphabetical order:

“Ninth Amendment” means that certain Ninth Amendment to Loan and Security Agreement dated as of the Ninth Amendment Effective Date, among Borrowers, Agent and Lender.

“Ninth Amendment Effective Date” means June 11, 2019.

4.             AMENDMENT PERIOD. The period from and after the Ninth Amendment Effective Date through the earlier of (i) August 9, 2019 and (ii) the occurrence of any Event of Default under this Amendment shall be known as the “Amendment Period.”

5.             COVENANTS.

(a)           Borrower shall, by no later than June 11, 2019, pay Lender One Million Four Hundred Thousand Dollars ($1,400,000) (the “June 11 Payment”) via wire transfer of immediately available funds, which amount shall be applied towards the outstanding balance of the Secured Obligations in accordance with the terms of the Loan Agreement.

(b)           Borrower shall, by no later than June 26, 2019, cause Lender to receive Six Million Dollars ($6,000,000) (the “$6 Million Payment”) via wire transfer of immediately available funds, which amount shall be applied towards the outstanding balance of the Secured Obligations in accordance with the terms of the Loan Agreement. Subject to Subsection 5(g) below, Borrower shall direct Exxon (as hereinafter defined) to pay the $6 Million Payment directly to Lender from the Exxon Payment (as hereinafter defined) pursuant to an invoice in the form attached hereto as Exhibit A (the “Exxon Invoice”). Borrower hereby covenants and agrees not to provide Exxon with any payment instructions with respect to the $6 Million Payment which differ from those set forth in the Exxon Invoice.

(c)           On each of July 1, 2019 and August 1, 2019, Borrower shall pay to Lender, via wire transfer of immediately available funds, interest-only payments on the outstanding principal balance of the Secured Obligations at the Term Loan Interest Rate.

(d)           Borrower hereby agrees that interest at the default rate (as set forth in Section 2.4 of the Loan Agreement) (the “Default Interest”) shall accrue from June 3, 2019 and be due and payable, subject to the terms hereof; provided, however, that in the event that all of the Secured Obligations are paid in full on or prior to the last day of the Amendment Period, Lender hereby agrees to fully and unconditionally waive its right to payment of accrued and unpaid Default Interest. The amounts of the interest-only payments due as described in this Subsection (d) shall be calculated at the Term Loan Interest Rate, not at the rate of Default Interest.

(e)           In the event that all of the Secured Obligations are paid in full on or prior to the last date of the Amendment Period, Lender hereby agrees to fully and unconditionally waive payment of the Prepayment Charge.

(f)            Effective immediately after the execution of this Amendment by Borrower, Agent and Lender, FuelCell will execute that certain License Agreement of even date herewith (the “Exxon Agreement”) between FuelCell and ExxonMobile Research and Engineering Company (“Exxon”). Pursuant to the Exxon Agreement, FuelCell will grant a license to Exxon with respect to certain intellectual property and Exxon will make a payment of $10,000,000 (the “Exxon Payment”), all as more particularly described in the Exxon Agreement. Each of Borrower, Agent and Lender hereby acknowledges and agrees that in accordance with the Loan Agreement the liens, security interests, rights and remedies granted to the Agent in the Loan Documents shall extend to, and include, a security interest in and lien on the Exxon Payment. Notwithstanding anything contained herein or in the Loan Agreement to the contrary, FuelCell hereby absolutely and irrevocably transfers, outright and not as security, all legal and equitable interests and rights of any nature in and to $6,000,000 of the Exxon Payment (the “$6 Million Portion”), without any reservation of rights or property interests of any nature being retained by FuelCell in such portion. It is understood and agreed that (i) the $6 Million Portion shall not constitute “property of the estate” within the meaning of and under Section 541 of Title 11 of the U.S. Code, 11 USC 101 et seq., as may be amended, (ii) the remaining $4,000,000 of the Exxon Payment (the “Remaining Portion”) may be used by Borrower for the satisfaction of Borrower’s obligations incurred in the ordinary course of business, and (iii) notwithstanding anything to the contrary herein, in the Loan Agreement (including, without limitation, Section 7.12 thereof), or in any other Loan Document, the Remaining Portion shall not be subject to any Account Control Agreements.

(g)           Immediately after the execution of this Amendment, Borrower shall deliver a fully executed copy of the Exxon Agreement to Exxon and to Lender and submit the Exxon Invoice to Exxon and provide to Lender written confirmation of the transmission of the Exxon Invoice.

(h)           Solely for informational purposes and not as a covenant of performance, beginning within five (5) business days of the Ninth Amendment Effective Date, Borrower shall provide to Agent a weekly cash flow forecast throughout the Amendment Period (the “Forecast”). Borrower shall also provide weekly updates of actual results compared to the Forecast, which updates will, among other things, reflect any material changes in the operation of the Borrower’s business.

(i)            From and after the Ninth Amendment Effective Date, Borrower shall manage its assets in the ordinary course of business. In the event Borrower enters into any transactions outside of the ordinary course of business which involves, includes, or relates to the Collateral, including without limitation, with respect to the sale, lease, license, pledge, assignment, transfer or other disposition of the Collateral, which does not result in the satisfaction of the Secured Obligations in full, Borrower shall not enter into same without the prior written consent of Agent, which consent shall not be unreasonably withheld; provided, however, that, notwithstanding the foregoing, Borrower shall be permitted to settle, compromise, or resolve any claims or disputes between Borrower and POSCO Energy Co., Ltd. without obtaining the prior written consent of Agent; provided, further, that, in the event of such settlement, compromise, or resolution, Borrower shall inform Agent of the same.

(j)            Solely for informational purposes and not as a covenant of performance, Borrower shall provide to Agent, on a daily basis, a report of Borrower’s cash usage, which shall include a daily balance of all of Borrower’s bank and investment accounts and a reconciliation of all cash received and debts paid.

(k)           From the Ninth Amendment Effective Date through the end of the Amendment Period, Agent hereby waives Borrower’s compliance with the financial reporting covenants set forth in Section 7.1(b) and (d) of the Loan Agreement and the Minimum Unrestricted Cash Balance covenant set forth in Section 8.2 of the Loan Agreement. Notwithstanding Section 7.12 of the Loan Agreement, Agent and Lender each agree that Borrower shall be permitted to use and maintain one or more Deposit Accounts that are not subject to any Account Control Agreements solely for the purpose of Borrower’s receipt and use of the Remaining Portion.

(l)            From the Ninth Amendment Effective Date through the end of the Amendment Period, Agent hereby acknowledges that Borrower shall not be required to make, nor be deemed to have made or continue to make any prior, representations or warranties set forth in Sections 5.4 and 5.6 of the Loan Agreement.

(m)          Agent shall provide JPMorgan Chase Bank, N.A. (“JP Morgan”) with written notice terminating the Shifting Control Notices dated May 6, 2019 that were sent with respect to account numbers [  ], [  ], [  ] (each held in the name of Versa Power Systems Ltd.) and account numbers [  ] and [  ] (each held in the name of FuelCell) (collectively, the “JPMC Accounts”).  Within one (1) business day of the Ninth Amendment Effective Date, Borrower and, if applicable, Agent, shall execute and deliver to JPMorgan new Account Control Agreements regarding the JPMC Accounts and shall execute and deliver to JPMorgan such documents as may be required by JPMorgan to terminate the existing Account Control Agreements covering the JPMC Accounts.

(n)           Immediately after the execution and delivery of the new Account Control Agreements regarding the JPMC Accounts described in Section 5(m) above, Borrower shall transfer all unrestricted Cash (other than the Remaining Portion) to one or more accounts subject to such Account Control Agreements in favor of Agent.

(o)           Borrower shall keep Agent informed of the status of all discussions and/or negotiations regarding any direct or indirect third-party loans, other than in the ordinary course of business, or equity contributions (each a “Capital Transaction”) and shall provide Agent with copies of any and all term sheets, documents, or agreements evidencing or related to such Capital Transaction(s), as Agent shall request from time to time. Borrower hereby confirms, acknowledges, and agrees that the net proceeds received from any Capital Transaction shall be paid to Lender and applied towards the outstanding balance of the Secured Obligations in accordance with terms of the Loan Agreement.

6.             LENDER’S FEES AND EXPENSES. All of Agent’s and Lender’s reasonable fees and expenses incurred through the Ninth Amendment Effective Date, including, without limitation, the fees and expenses of Agent’s and Lender’s counsel incurred in the preparation, negotiation and closing of the transactions contemplated under this Amendment, disbursements, expenses, appraisal costs, field audit fees and all fees related to filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated shall be due and payable by Borrower at the end of the Amendment Period; provided, however, that, immediately after the payment of the $6 Million Portion of the Exxon Payment to Lender, Borrower shall pay up to $100,000 on account of Agent’s and Lender’s reasonable fees and expenses incurred through the Ninth Amendment Effective Date, with the amount of such fees and expenses in excess of $100,000 to be paid at the end of the Amendment Period.

7.             CONDITIONS. Without in any manner limiting the other requirements contained herein, Lender’s agreement to enter into this Amendment is expressly contingent upon satisfaction, as determined by Lender, of each of the following:

(a)           This Amendment shall have been executed and delivered by each of Borrower, Agent and Lender;

(b)           Borrower and Agent shall have delivered to each other such other documents and completed such other matters as they mutually may reasonably deem necessary or appropriate to implement the terms of this Amendment; and

(c)           Borrower shall have delivered to Agent a true, accurate and complete list of all bank, brokerage, or other investment or operating accounts owned, managed, or maintained by the Borrower and the balances of such accounts as of the date hereof.

8.             ADDITIONAL DOCUMENTS AND FUTURE ACTIONS. Borrower will, at its sole cost, take such actions and provide Agent from time to time with such agreements, financing statements and additional instruments, documents or information as Agent may in its discretion deem reasonably necessary or advisable to perfect, protect, maintain or enforce the security interests in the Collateral, to permit Agent to protect or enforce its interest in the Collateral, or to carry out the terms of this Agreement.

9.             REPRESENTATIONS AND WARRANTIES. Except as otherwise noted or stated in this Amendment, in consideration of the agreements of the Agent and Lender set forth herein, Borrower does hereby represent and warrant as follows, which representations and warranties shall survive until all Secured Obligations and all other obligations of the Borrower to Agent and Lender are paid and satisfied in full:

(a)           The Borrower has the corporate power and authority to execute and deliver this Amendment, and the performance by the Borrower of its obligations hereunder have been duly authorized by all requisite corporate action by Borrower;

(b)           The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under this Amendment are the binding obligations of the Borrower, enforceable against it in accordance with its terms;

(c)           As of the Ninth Amendment Effective Date, Borrower has no defenses against the payment of the Secured Obligations. Borrower acknowledges and agrees that Agent and Lender have acted in good faith and have conducted in a commercially reasonable manner its relationship with Borrower in connection with this Amendment and the Loan Documents; and

(d)           There exist no outstanding liens, judgments, pending suits or other pending legal proceedings that would adversely affect the ability of Borrower to perform its obligations under the Loan Documents (as amended hereby).

10.           EVENT OF DEFAULT UNDER LOAN AGREEMENT. Any failure by Borrower to timely perform any obligation under this Amendment shall constitute an Event of Default under the Loan Agreement. Upon any failure by Borrower to timely perform any obligation under this Amendment, Agent shall be permitted to issue a notice of default with respect to such an Event of Default and any other defaults that may exist, whether arising prior to the Ninth Amendment Effective Date or otherwise.

11.           RELEASE AND INDEMNIFICATION. In order to induce Agent and Lender to enter into this Amendment, Borrower does hereby agree as follows:

(a)           Release. Borrower hereby fully, finally and forever acquit, quitclaim, release and discharge Agent and Lender and their respective officers, directors, employees, agents, professionals, successors and assigns of and from any and all obligations, claims, liabilities, damages, demands, debts, liens, deficiencies or cause or causes of action to, of or for the benefit (whether directly or indirectly) of Borrower, at law or in equity, known or unknown, contingent or otherwise, whether asserted or unasserted, whether now known or hereafter discovered, whether statutory, in contract or in tort, as well as any other kind or character of action now held, owned or possessed (whether directly or indirectly) by Borrower on account of, arising out of, related to or concerning, whether directly or indirectly, proximately or remotely (i) the negotiation, review, preparation or documentation of the Loan Documents or any other documents or agreements executed in connection therewith, (ii) the administration of the Loan Documents, (iii) the enforcement, protection or preservation of Agent’s and Lender’s rights under the Loan Documents, or any other documents or agreements executed in connection therewith, (iv) the negotiation, review, preparation and documentation of this Amendment or any other documents or agreements executed in connection herewith, and/or (iv) any action or inaction by Agent or Lender in connection with any such documents, instruments and agreements (the “Released Claims”).

Borrower acknowledges having read and understood and hereby waives the benefits of Section 1542 of the California Civil Code, which provides as follows (and hereby waives the benefits of any similar law of the state that may be applicable):

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

(b)           Covenant Not to Litigate. In addition to the release contained in Subsection 11(a) above, and not in limitation thereof, Borrower does hereby agree that it will never prosecute, nor voluntarily aid in the prosecution of, any action or proceeding relating to the Released Claims, whether by claim, counterclaim or otherwise.

(c)           Transfer of Claims. If, and to the extent that, any of the Released Claims are, for any reason whatsoever, not fully, finally and forever released and discharged pursuant to the terms of Subsection 11(a) above, Borrower does hereby absolutely and unconditionally grant, sell, bargain, transfer, assign and convey to Agent all of the Released Claims and any proceeds, settlements and distributions relating thereto.

(d)           Indemnification. Borrower expressly agrees to indemnify and hold harmless Agent and Lender and their respective officers, directors, employees, agents, successors and assigns, of and from any and all obligations, losses, claims, damages, liabilities, demands, debts, liens, costs and expenses of Agent and Lender and/or its officers, directors, employees, agents, successors and assigns that may be asserted by, or may arise out of, whether directly or indirectly, proximately or remotely, any investigation, litigation, or other proceedings initiated, undertaken or joined in by Borrower or any other third party (including, without limitation, any employee, agent, personal representative, heir, executor, successor or assign of any Borrower) in connection with (i) the negotiation, review, preparation or documentation of the Loan Documents or any other documents or agreements executed in connection with the Secured Obligations, or any of them, (ii) the administration of the Loan Documents, (iii) the enforcement, protection or preservation of Agent’s or Lender’s rights under the Loan Documents or any other documents or agreements executed in connection with the Lender Indebtedness, or any of them, (iv) the validity, perfection or enforceability of the Loan Documents, (v) the negotiation, review, preparation and documentation of this Amendment or any other documents or agreements executed in connection herewith, and/or (vi) any action or inaction by Lender or Agent in connection with any of the foregoing.

Borrower acknowledges that the foregoing provisions of Section 11(a) are intended to be a general release with respect to the matters described therein. Borrower does hereby expressly acknowledge and agree that the waivers and releases contained in this Amendment shall not be construed as an admission of and/or the existence of any claims of Borrower against Agent or Lender. Borrower does hereby acknowledge and agree that the value to Borrower of this Agreement and of the covenants and agreements on the part of Lender contained in this Agreement substantially and materially exceeds any and all value of any kind or nature whatsoever of any known claims or liabilities waived or released by Borrower hereunder.

12.           NO COURSE OF DEALING. Borrower does hereby acknowledge and agree that effective as of the Ninth Amendment Effective Date any waiver or implied waiver by Agent or Lender of any obligation or covenant of Borrower under the Loan Documents is expressly terminated and rescinded (except as expressly provided herein to the contrary) and that Borrower is obligated to, and are expected by Agent and Lender to, strictly perform and comply with all of such obligations and covenants as provided in the Loan Documents.

13.           WAIVERS. In connection with any proceedings hereunder or in connection with any of the Secured Obligations, including, without limitation, any action by Agent in replevin, foreclosure, or other court process or in connection with any other action related to the Secured Obligations or the transactions contemplated hereunder, Borrower waives:

(a)           all procedural errors, defects and imperfections in such proceedings;

(b)           all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered in connection with the Secured Obligations or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;

(c)           all rights to inquisition on any real estate, which real estate may be levied upon pursuant to a judgment obtained in connection with any of the Secured Obligations and sold upon any writ of execution issued thereon in whole or in part, in any order desired by Agent or Lender;

(d)           presentment for payment, demand, notice of demand, notice of non-payment, protest and notice of protest of any of the Secured Obligations;

(e)           any requirement for bonds, security or sureties required by statute, court rule or otherwise;

(f)            any demand for possession of any Collateral prior to commencement of any suit;

(g)           any right to require or participate in the marshalling of any Borrower’s assets; and

(h)           all rights to claim or recover attorneys’ fees and costs in the event that Borrower is successful in any action to remove, suspend or enforce a judgment entered by confession.

14.           WAIVER OF RIGHTS UNDER THE UCC. Borrower hereby waives and renounces Borrower’s:

(a)           rights under Section 9-611 of the UCC to notification of time and place of any public sale;

(b)           rights under Section 9-620 of the UCC to notification of Agent’s or Lender’s proposal to retain any Collateral in satisfaction of the Secured Obligations; and

(c)           rights under Section 9-623 of the UCC to redeem any Collateral by tendering fulfillment of all obligations secured by such Collateral.

Borrower further agree that disposition of any Collateral by Agent or Lender at any auction performed by a duly licensed auctioneer regularly engaged in the sale by auction is a sale in conformity with reasonably commercial practices and disposition of collateral at such an auction is a commercially reasonable disposition in accordance with Section 9-627 of the UCC.

15.           TIME OF ESSENCE. Time is of the essence with respect to the performance of this Amendment.

16.           INCONSISTENCIES. To the extent of any inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Loan Documents, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrower. On June 4, 2019, Borrower received a communication from Agent (the “June 4 Letter”) asserting positions that are the subject of disagreement between Borrower, on the one hand, and Agent and Lender, on the other hand. To the extent of any inconsistency between the terms and conditions of this Amendment and the matters described in the June 4 Letter, the terms and conditions of this Amendment shall prevail.

17.           BINDING EFFECT. This Amendment and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

18.           INCORPORATION BY REFERENCE. The provisions of Section 11 of the Loan Agreement shall be deemed incorporated by reference herein, mutatis mutandis.

19.           HEADINGS. The headings of the Articles, Sections, paragraphs and clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

20.           ENTIRE AGREEMENT. This Amendment constitutes the entire agreement among the parties hereto concerning the subject matter set forth herein and supersedes all prior or contemporaneous oral and/or written agreements and representations not contained herein concerning the subject matter of this Amendment.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed the day and year first above written.

BORROWERS:

FuelCell Energy, Inc.

Signature:	/s/ Michael S. Bishop
Print Name:	Michael S. Bishop
Title:	Executive Vice President, Chief Financial Officer

Versa Power Systems, Inc.

Signature:	/s/ Michael S. Bishop
Print Name:	Michael S. Bishop
Title:	Executive Vice President, Chief Financial Officer

Versa Power Systems Ltd.

Signature:	/s/ Michael S. Bishop
Print Name:	Michael S. Bishop
Title:	Executive Vice President, Chief Financial Officer

AGENT:

HERCULES CAPITAL INC.

Signature:	/s/ Jennifer Choe
Print Name:	Jennifer Choe
Title:	Assistant General Counsel

LENDER:

HERCULES FUNDING II, LLC

Signature:	/s/ Jennifer Choe
Print Name:	Jennifer Choe
Title:	Assistant General Counsel

Exhibit A

Form of Exxon Invoice